UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2022

Vera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40407	81-2744449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Marina Boulevard, Suite 120 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

(650) 770-0077

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	VERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2022, Kurt von Emster notified the board of directors (the “Board”) of Vera Therapeutics, Inc. (the “Company”) of his resignation as a director of the Company and as Chair of the Board, effective on the date of the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting Date”). Mr. von Emster’s resignation was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 11, 2022, the Board appointed Michael M. Morrissey, Ph.D., to the Board, to fill the vacancy resulting from Mr. von Emster’s resignation, and to serve as Chair of the Board, effective on the Annual Meeting Date. Dr. Morrissey will serve as a Class II Director, with an initial term expiring at the Company’s 2023 Annual Meeting of Stockholders. Dr. Morrissey was also appointed to serve on the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), also effective as of the Annual Meeting Date, succeeding Mr. von Emster on each such committee.

Contingent upon and effective as of Dr. Morrissey’s appointment to the Board, the Compensation Committee of the Board granted Dr. Morrissey a nonstatutory stock option award to purchase 40,000 shares of the Company’s Class A common stock (the “Option Grant”), in lieu of the initial stock option award to purchase 19,850 shares automatically awarded to new directors pursuant to the Company’s Non-Employee Director Compensation Policy (as it may be amended from time to time, the “Policy”). The Option Grant will vest monthly over a three-year period, subject to Dr. Morrissey’s continuous service as of each such vesting date, and is otherwise subject to the same terms set forth in the Policy for initial grants to new directors. In addition, in accordance with the Policy, Dr. Morrissey will also receive an annual cash retainer of $65,000 for his service as Chair of the Board, $7,500 for his service on the Audit Committee, and $4,000 for his service on the Nominating Committee, each of which will be pro-rated for 2022. Pursuant to the Policy, commencing with the Company’s 2023 Annual Meeting of Stockholders, Dr. Morrissey will be eligible to receive an annual option grant to purchase 9,925 shares of the Company’s Class A common stock, subject to his continuous service as of each such date. The shares subject to each such option grant would vest on the earlier of (a) the first anniversary of the date of grant and (b) the date of the Company’s next annual meeting of stockholders, subject to Dr. Morrissey’s continuous service as of each such date.

Dr. Morrissey will enter into the Company’s standard form of indemnification agreement, effective as of the Annual Meeting Date. There were no arrangements or understandings between Dr. Morrissey and any other persons pursuant to which he was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between Dr. Morrissey and the Company required to be disclosed herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vera Therapeutics, Inc.
Dated: April 12, 2022
	By:	/s/ Marshall Fordyce, M.D.
Marshall Fordyce, M.D.
Chief Executive Officer